QRS Receives Unsolicited Proposals

RICHMOND, Calif. – July 20, 2004 – QRS (Nasdaq: QRSI) announced today that its Board of Directors has received an unsolicited non-binding proposal from a group led by Avling Partners, LLC and GTCR Golder Rauner, LLC (the “Avling/GTCR Group”) to acquire all outstanding shares of QRS common stock in exchange for $6.75 in cash per share, subject to satisfactory completion of due diligence and execution of definitive documentation.

The proposal was made pursuant to a letter from the Avling/GTCR Group to the Chairman of QRS’ Board of Directors which was filed with the Securities and Exchange Commission as an exhibit to the Schedule TO filed by the Avling/GTCR Group and to the Amendment No. 1 to the Schedule 13D of Peter R. Johnson. At a special meeting of QRS’ Board of Directors, the Board reviewed the proposal and determined that engaging in discussions with the Avling/GTCR Group was in compliance with the terms of the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp. and QRS (the “JDA Merger Agreement”). The Board of Directors authorized QRS to engage in discussions regarding a business combination with the Avling/GTCR Group in accordance with the terms of the JDA Merger Agreement.

QRS has also received an unsolicited non-binding proposal from an investment fund to acquire all outstanding shares of QRS common stock in exchange for $6.50 to $7.00 in cash per share, subject to satisfactory completion of due diligence and execution of definitive documentation. QRS’ Board of Directors has determined that engaging in discussions with this investment fund is in compliance with the terms of the JDA Merger Agreement, and QRS has begun discussions with this investment fund.

About QRS

QRS (Nasdaq: QRSI) is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution.

At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,800* customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Learn more about QRS at www.qrs.com.

* Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

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Caution Required by Certain SEC Rules

In connection with the merger of JDA Software Group, Inc. (“JDA”) and QRS Corporation (“QRS”), JDA will file a registration statement on Form S-4, which will include a prospectus of JDA and a joint proxy statement for each of JDA’s and QRS’s special stockholder meetings, with the Securities and Exchange Commission. Investors and security holders are advised to read the registration statement, prospectus and joint proxy statement when they become available because they will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement (when available) and other documents filed by JDA and QRS with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and joint proxy statement (when available) and other documents filed by QRS with the Securities and Exchange Commission may also be obtained from QRS by directing a request to QRS, Attention: Stacey Giamalis, Secretary, 510.215.5000.

QRS and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from QRS’s and JDA’s stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, is set forth in a Schedule 14A filed with the SEC, and available free of charge at the SEC website and public reference rooms, and from the QRS corporate secretary.

© 2004 QRS Corporation. All Rights Reserved. QRS is a registered trademark of QRS Corporation. All other trademarks belong to their respective owners.

CONTACT:

Carolyn Bass	Katherine Post
Investor Relations	Media Relations
Market Street Partners	QRS Corporation
510.965.4470	510.965.4521
carolyn@marketstreetpartners.com	kpost@qrs.com